STANDARD COMMERCIAL CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except per share information; unaudited)

                                             First quarter ended
						  June 30
					     -------------------
					     1995*         1994*
					     ----          ----
PRIMARY EARNINGS PER SHARE

Loss from continuing operations...................................   $(2,088)      $(2,369)
Less - ESOP preferred stock dividends net of tax..................       121           121
								  ------------------------
Loss from continuing operations applicable to common stock........   (2,209)        (2,490)
Income (loss) from discontinued operations........................   (8,667)         1,198
								  ------------------------
Net loss applicable to common stock............................... $(10,876)       $(1,292)
								  ========================
Primary average shares outstanding................................8,797,639      8,568,676
								  ========================
Earnings (loss) per common share
    - from continuing operations..................................   $(0.25)        $(0.29)
    - from discontinued operations................................    (0.99)          0.14
								  ------------------------
    - net.........................................................   $(1.24)        $(0.15)
								  ========================
FULLY DILUTED EARNINGS PER SHARE

Loss from continuing operations
    applicable to common stock....................................  $(2,209)       $(2,490)
Add - after-tax interest expense on 7 1/4%
    convertible subordinated debentures...........................      825            825
    - dividends payable to ESOP assuming
	conversion to common stock................................        -             26
								  ------------------------
Adjusted loss from continuing operations..........................   (1,384)        (1,639)
Income (loss) from discontinued operations........................   (8,667)         1,198
								  ------------------------
Net loss applicable to common stock............................... $(10,051)         $(441)
								  ========================
Primary average shares outstanding................................8,797,639      8,568,676
Increase in shares outstanding assuming
    - conversion of 7 1/4% convertible subordinated
	debentures at November 13, 1991...........................2,169,129      2,126,348
    - conversion of ESOP convertible
	preferred stock at July 1, 1993...........................  260,911        262,871
								  ------------------------
Fully diluted average shares outstanding.........................11,227,679     10,957,895
								  ========================
Earnings (loss) per common share
    - from continuing operations..................................   $(0.13)        $(0.15)
    - from discontinued operations................................    (0.77)          0.11
								  ------------------------
    - net.........................................................   $(0.90)        $(0.04)
								   ========================

*The calculations of fully diluted earnings per share for both periods include adjustments which are antidilutive. Therefore, fully diluted earnings per share as shown on the face of the income statement are equal to primary earnings per share.